EXHIBIT 99.1

P  R  E  S  S    R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Reports Fourth Quarter and Full Year Results

Chicago, IL March 12, 2008 — Rewards Network Inc. (AMEX: IRN), a leading provider of marketing services and frequent dining programs to the restaurant industry, today reported its financial results for the fourth quarter and full year ended December 31, 2007.

Rewards Network reported total sales of $58.2 million for the fourth quarter ended December 31, 2007, which were slightly down as compared to the fourth quarter of the prior year. Rewards Network ended the fourth quarter with a net Dining Credits Portfolio of $94.9 million, an increase of 24.2% over the fourth quarter of 2006, and 9,542 merchants in its Marketing Credits and Marketing Services Programs, an increase of 10.6% over the prior year period.

The following table presents financial highlights of the Company’s operations for the fourth quarter and full year ended December 31, 2007 (in millions, except per share amounts and merchant count).

	4Q’07	4Q’06	YTD’07	YTD’06
Sales	$58.2	$58.6	$225.1	$253.0
Net revenue	$16.9	$17.1	$64.5	$81.4
Operating expenses	$16.5	$46.9	$56.4	$106.1
Net income (loss)	$0.7	$(19.2)	$7.0	$(15.2)
Diluted EPS	$0.02	$(0.72)	$0.26	$(0.57)
Total Merchants	9,542	8,627	9,542	8,627
Dining Credits Portfolio, Net of Reserves	$94.9	$76.4	$94.9	$76.4

Fourth Quarter 2007 Results

Sales for the fourth quarter of 2007 were slightly down when compared to the fourth quarter of 2006, while total merchant count increased 10.6% between the two periods. The lower sales volume on a per merchant basis resulted from a decline in member activity in the quarter and actions taken by the Company to adjust programs so that merchants can manage their own cash flows more effectively. “We are sensitive to the current economic issues facing restaurateurs and members. We have worked to ensure that the cash flow impact of our programs is in line with merchant expectations and means,” said Chris Locke, CFO of Rewards Network. “We believe that having more participating restaurants provides members with more opportunities to engage in our programs and increase their activity. We are also seeking to increase member activity through comprehensive marketing programs designed to acquire new members as well as provide further incentives to members to dine more frequently at participating restaurants.”

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Net revenues for the fourth quarter of 2007 were consistent with the fourth quarter of 2006. Net revenues were positively impacted by a $1.2 million decrease in member benefits, which was substantially offset by a $1.1 million increase in the provisions for losses. Member benefits expense for the fourth quarter of 2006 was impacted by a member bonus program that did not recur in 2007. The provision for losses was higher than the prior year due to continued growth in both Marketing Credits merchant count and the Dining Credits portfolio. The Company’s reserve methodology requires that we record a reserve on new Dining Credits when they are purchased, which increases the provision for losses. The provision increases as the Dining Credits portfolio grows. In addition, the provision for losses for the fourth quarter of 2007 was increased by approximately $796 thousand related to the RCR Loan Notes program, which the Company discontinued effective January 2008 in order to focus on its core Marketing Credits and Marketing Services programs.

Operating expenses for the fourth quarter of 2007 declined 64.8% as compared to the fourth quarter of 2006 largely due to litigation expense related to the Bistro Executive lawsuit settlement in the prior period. Excluding litigation and related expenses, operating expenses were $0.6 million higher than the prior period, due mostly to higher sales commission and expense as compared to the prior period.

Operating expenses in the quarter included a $1.6 million pre-tax benefit arising from the reversal of litigation expense related to the Bistro Executive settlement while operating expenses for the fourth quarter of 2006 reflected a $29.4 million expense related to the settlement. In aggregate, a total of $13.2 million of the $29.4 million settlement expense originally recorded for this lawsuit in the fourth quarter of 2006 was reversed during 2007.

“After finalizing the Bistro Executive settlement in the third quarter of 2007, we refined our cost estimate and made the first payment of claims and legal fees in the fourth quarter. In the end, the final liability in this case was significantly lower than our original estimates. Absent the impact of the litigation expense and adjustments, fourth quarter operating expenses increased over the prior year due to investment in growing the size and improving the productivity of our sales force,” Locke said.

Full Year 2007 Results

Sales for 2007 totaled $225.1 million, 11.0% lower than the prior year. “We began 2007 with approximately 8,300 merchants and ended the year with approximately 9,500 merchants. Because our starting merchant count in 2007 was significantly lower than the beginning of 2006, the year-over-year quarterly sales comparisons for the first three quarters of 2007 were unfavorable. However, the year culminated in a fourth quarter that was nearly identical to the prior year period, reflecting the progress made in growing our merchant count. We expect the increased number of merchants at year end to have a positive impact on sales in 2008,” said Locke.

Net revenues for 2007 were $64.5 million, 20.7% lower than the prior year. Net revenues were negatively impacted by a decrease in sales as well as a $6.8 million increase in the provision for losses. “During 2006, our Dining Credits portfolio decreased as we sought to replace less profitable and more risky merchants with those that met our new credit, risk and profitability thresholds. The decreasing portfolio resulted in a lower provision for losses in 2006. In 2007, we focused on improving the productivity of our sales force. The improved productivity of our sales force contributed to an increase in both our Marketing Credits program merchant count and Dining Credits portfolio. As the portfolio increased, our reserve expense increased as our reserve methodology requires for a reserve to be created for new Dining Credits when they are purchased,” said Locke.

2007 operating expenses declined 46.9% as compared to 2006, including a $13.2 million pre-tax benefit arising from the reversal of litigation expenses related to the Bistro Executive lawsuit, while 2006 operating expenses included $36.4 million of expenses related to this matter. Excluding litigation and related expenses, 2007 operating expenses were $115 thousand lower than the prior year despite a $2.6 million increase in sales commissions and expenses. “During 2007, we invested in growing our sales force and improving its productivity. Throughout the year, this investment contributed to a steadily increasing merchant count in both product lines as well as in the Dining Credits portfolio,” said Locke.

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Uses of Cash

During 2007, the Company utilized $49.5 million in cash, cash equivalents and short-term available for sale securities. The primary uses of cash included:

•	$27.3 million to grow the Dining Credits portfolio

•	$14.1 million to purchase $15.0 million of our convertible subordinate debentures

•	$8.1 million to purchase information technology tools and for development of new websites

•

$9.3 million to satisfy the first payment of legal fees and settlement payments related to the Bistro Executive lawsuit; the Company is obligated to pay an additional $3.2 million related to this matter in 2008 and $3.1 million in 2009

Conclusion

“While we see that the economic challenges facing restaurateurs during the fourth quarter of 2007 are continuing into 2008, we believe that both our Marketing Services and Marketing Credits Programs offer valuable services to restaurateurs in any economic environment,” said Blake. “We intend to continue to responsibly expand merchant count in both programs and increase the opportunities for members to be engaged in our programs.”

“The investment in our sales force and focus on growing merchant count and the Dining Credits portfolio while maintaining our credit and pricing policies have provided us with a portfolio of restaurants that we believe is attractive to members and that we intend to use as a platform for revenue and profitability growth in 2008.” Concluded Blake, “We believe the growth in our restaurant portfolio complements the investment that we made in our new websites and positions us well to drive increased engagement from our member base.”

Webcast Information

Management will host a conference call at 10:00 am Eastern Time on Wednesday, March 12, 2008. Participants are invited to join a live webcast of the call, which may be accessed by visiting the Investor Relations section of the Rewards Network website at www.rewardsnetwork.com. The webcast is also available at www.streetevents.com and www.earnings.com. Participants should log on at least 10 minutes prior to the webcast to register and download any necessary software. If you are unable to participate during the live webcast, a replay of the call will be archived on the Company’s website. Alternatively, a dial-in replay is available through April 11, 2008, by dialing 1-888-843-8996 or 1-630-652-3044, using the conference ID number, 20861029.

About Rewards Network

Rewards Network (AMEX:IRN - News), headquartered in Chicago, Illinois, operates the leading frequent dining programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings/feedback and other business intelligence; and access to capital. In conjunction with leading airline frequent flyer programs and other affinity organizations, Rewards Network provides millions of members with incentives to dine at participating restaurants, including airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our inability to attract and retain merchants, (ii) our inability to obtain sufficient cash and refinance the repurchase of our convertible subordinated debentures, (iii) our dependence upon our relationships with payment card issuers, transaction processors, presenters and aggregators, (iv) changes to payment card association rules and practices, (v) economic changes, (vi) our susceptibility to restaurant credit risk and the risk that our

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allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (vii) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (viii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (ix) our inability to attract and retain active members, (x) the filing of class action lawsuits against us, (xi) changes in our programs that affect the rate of rewards, (xii) our inability to maintain an adequately-staffed sales force, (xiii) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (xiv) our minimum purchase obligations and performance requirements, (xv) network interruptions, processing interruptions or processing errors, (xvi) susceptibility to a changing regulatory environment, (xvii) increased operating costs or loss of members due to privacy concerns of our program partners, payment card processors and the public, (xviii) the failure of our security measures, (xix) the loss of key personnel, (xx) increasing competition, and (xxi) a shift toward Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the company’s annual report on Form 10-K for the year ended December 31, 2006, and quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007, and March 31, 2007, filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three Months Ended December 31,				Year Ended December 31,
	2007	%	2006	%	2007	%	2006	%
Sales	$58,189	100.00%	$58,639	100.00%	$225,107	100.00%	$252,986	100.00%
Cost of sales	29,390	50.51%	29,577	50.44%	112,829	50.12%	130,065	51.41%
Provision for losses	2,876	4.94%	1,760	3.00%	10,896	4.84%	4,139	1.64%
Member benefits	8,980	15.43%	10,209	17.41%	36,869	16.38%	37,420	14.79%

Net revenues	16,943	29.12%	17,093	29.15%	64,513	28.66%	81,362	32.16%
Membership fees and other income	384	0.66%	511	0.87%	1,712	0.76%	2,135	0.84%

Total operating revenues	17,327	29.78%	17,604	30.02%	66,225	29.42%	83,497	33.00%

Operating expenses:
Salaries and benefits	5,054	8.69%	6,328	10.79%	20,393	9.06%	23,863	9.43%
Sales commission and expenses	5,016	8.62%	4,115	7.02%	20,557	9.13%	17,953	7.10%
Professional fees	901	1.55%	651	1.11%	2,618	1.16%	2,878	1.14%
Member and merchant marketing	1,494	2.57%	1,198	2.04%	6,919	3.07%	4,998	1.98%
General and administrative	5,657	9.72%	5,194	8.86%	19,121	8.49%	20,031	7.92%
Litigation and related (benefit) expenses	(1,611)	-2.77%	29,424	50.18%	(13,242)	-5.88%	36,359	14.37%

Total operating expenses	16,511	28.37%	46,910	80.00%	56,366	25.04%	106,082	41.93%

Operating income (loss)	816	1.40%	(29,306)	-49.98%	9,859	4.38%	(22,585)	-8.93%
Other (expenses) income, net	(137)	-0.24%	42	0.07%	360	0.16%	(204)	-0.08%

Income (loss) before income tax (benefit) provision	679	1.17%	(29,264)	-49.91%	10,219	4.54%	(22,789)	-9.01%
Income tax (benefit) provision	(3)	-0.00%	(10,097)	-17.22%	3,254	1.46%	(7,634)	-3.02%

Net income (loss)	682	1.17%	(19,167)	-32.69%	6,965	3.09%	(15,155)	-5.99%

Earnings (loss) per share
Basic	$0.03		($0.72)		$0.26		($0.57)
Diluted	$0.02		($0.72)		$0.26		($0.57)
Weighted average number of common and common equivalent shares
Basic	27,052		26,738		26,990		26,683
Diluted	27,313		26,738		27,163		26,683

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three months ended December 31, 2007			Three months ended December 31, 2006
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total
Number of qualified transactions	1,433	749	2,182	1,567	704	2,271
Average transaction amount	$48.18	$47.17	$47.84	$47.51	$48.80	$47.91
Qualified transaction amounts	$69,046	$35,330	$104,376	$74,441	$34,353	$108,794
Sales yield	75.53%	17.09%	55.75%	70.86%	17.15%	53.90%
Sales	$52,152	$6,037	$58,189	$52,748	$5,891	$58,639
Cost of dining credits	$29,002	$0	$29,002	$29,261	$0	$29,261
Processing fees	243	145	388	214	102	316

Total cost of sales	$29,245	$145	$29,390	$29,475	$102	$29,577

Provision for losses	$2,876	$0	$2,876	$1,760	$0	$1,760
Member benefits	$6,157	$2,823	$8,980	$7,078	$3,131	$10,209

Net revenues	$13,874	$3,069	$16,943	$14,435	$2,658	$17,093

	Year ended December 31, 2007			Year ended December 31, 2006
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total
Number of qualified transactions	5,704	2,900	8,604	6,943	2,695	9,638
Average transaction amount	$47.66	$47.99	$47.77	$47.57	$48.56	$47.85
Qualified transaction amounts	$271,879	$139,172	$411,051	$330,269	$130,880	$461,149
Sales yield	73.98%	17.23%	54.76%	69.96%	16.76%	54.86%
Sales	$201,133	$23,974	$225,107	$231,046	$21,940	$252,986
Cost of dining credits	$111,617	$0	$111,617	$128,562	$0	$128,562
Processing fees	794	418	1,212	1,076	427	1,503

Total cost of sales	$112,411	$418	$112,829	$129,638	$427	$130,065

Provision for losses	$10,896	$0	$10,896	$4,139	$0	$4,139
Member benefits	$24,695	$12,174	$36,869	$27,182	$10,238	$37,420

Net revenues	$53,131	$11,382	$64,513	$70,087	$11,275	$81,362

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

Definitions:

Qualified transaction amounts:	Represents the total dollar value of all member dining transactions at participating merchants when a benefit is offered. Qualified transaction amounts are divided by the number of qualified transactions to arrive at the average transaction amount.

Sales yield:	Represents the percentage of qualified transaction amounts that Rewards Network reports as revenue. The percentage is based on each agreement between the merchant and Rewards Network.

Cost of dining credits:	Represents the amount of dining credits, at cost, redeemed by members when transacting at participating merchants when a benefit is offered. Under the Company’s Marketing Services Program, no dining credits are purchased by Rewards Network.

Provision for losses:	Represents the current period expense necessary to maintain an appropriate reserve against the Company’s dining credits portfolio. No provision applies to the Marketing Services Program, as the Company does not purchase dining credits under that program.

Total member benefits:	Represents the dollar value of benefits paid to members in Cashback RewardsSM savings, airline miles, or other benefit currencies, for dining at participating merchants.

Selected Balance Sheet and Cash Flow Information	December 31, 2007	December 31, 2006
Cash and cash equivalents	$35,517	$52,496
Short-term available for sale securities	$0.00	$32,500
Dining credits	$116,137	$88,576
Allowance for doubtful dining credits accounts	($21,257)	($12,210)
Goodwill	$8,117	$8,117
Total assets	$176,544	$206,579

Accounts payable - dining credits	$7,080	$6,801
Litigation and related accruals (short and long-term)	$6,110	$28,650
Convertible subordinated debentures	$55,000	$70,000
Stockholders’ equity	$92,842	$84,737

	Year ended December 31,
	2007	2006
Net cash (used in) provided by:
Operations	($27,611)	$56,886
Investing	$24,434	($37,143)
Financing	($13,874)	$1,133

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Rewards Network Inc. and Subsidiaries

- unaudited -

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006
Sales Statistic Trends:
Marketing Credits Program sales	$52,152	$51,267	$50,580	$47,134	$52,737
Marketing Services Program sales	6,037	5,913	6,242	5,782	5,902

Total sales	$58,189	$57,180	$56,822	$52,916	$58,639
Sequential Percentage Change
Marketing Credits Program sales	1.7%	1.4%	7.3%	-10.6%	-3.6%
Marketing Services Program sales	2.1%	-5.3%	8.0%	-2.0%	4.3%
Total sales	1.8%	0.63%	7.4%	-9.8%	-2.9%

Merchant Count Trends (period ending):
Marketing Credits Program merchants	6,488	6,188	5,928	5,707	6,079
Marketing Services Program merchants	3,054	3,045	2,745	2,629	2,548

Total merchants	9,542	9,233	8,673	8,336	8,627
Sequential Percentage Change
Marketing Credits Program merchants	4.8%	4.4%	3.9%	-6.1%	-3.3%
Marketing Services Program merchants	0.3%	10.9%	4.4%	3.2%	8.8%
Total merchants	3.3%	6.5%	4.0%	-3.4%	0.0%

Qualified Transaction Amounts Trends:
Marketing Credits Program	$69,046	$67,786	$68,872	$66,175	$74,441
Marketing Services Program	35,330	34,349	36,138	33,355	34,353

Total qualified transaction amounts	$104,376	$102,135	$105,010	$99,530	$108,794
Sequential Percentage Change
Marketing Credits Program	1.9%	-1.6%	4.1%	-11.1%	-4.7%
Marketing Services Program	2.9%	-5.0%	8.3%	-2.9%	2.9%
Total qualified transaction amounts	2.2%	-2.7%	5.5%	-8.5%	-2.4%

Sales Yield Trends:
Marketing Credits Program sales yield	75.5%	75.6%	73.4%	71.2%	70.8%
Marketing Services Program sales yield	17.1%	17.2%	17.3%	17.3%	17.2%
Total sales yield	55.8%	56.0%	54.1%	53.2%	53.9%

Member Activity Trends:
Member accounts active last 12 months	3,007	3,016	3,070	3,179	3,319
Number of qualified transactions during quarter	2,182	2,167	2,170	2,085	2,271

Cost of Dining Credits Trends:
Cost of dining credits	$29,002	$28,349	$28,077	$26,189	$29,261
Cost as % of Marketing Credits Program sales	55.6%	55.3%	55.5%	55.6%	55.5%

Dining Credits Portfolio and Allowance Trends:
Ending gross dining credits portfolio	$116,137	$112,418	$104,910	$94,071	$88,576
Ending net dining credits portfolio	$94,880	$91,692	$87,171	$79,283	$76,366
Net write-offs (recoveries) - gross write-offs less recoveries	$1,631	($496)	($174)	($453)	$1,287
Ending allowance for dining credits losses	$21,257	$20,726	$17,739	$14,788	$12,210
Allowance as % of gross dining credits	18.3%	18.4%	16.9%	15.7%	13.8%
Estimated months to consume gross dining credits *	12.0	11.9	11.2	10.8	9.1
Estimated months to consume net dining credits *	9.8	9.7	9.3	9.1	7.8

*	Calculated as Ending Dining Credits Portfolio / (Quarterly Cost of Dining Credits / 3)

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